Exhibit (b)(1)

MARGIN LOAN AGREEMENT

dated as of November 9, 2012

by and between

ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND II,

as Borrower,

and

MERRILL LYNCH PROFESSIONAL CLEARING CORP.,

as Lender

TABLE OF CONTENTS

SectionPage

ANNEX I – Base Rates, Multipliers and Related Definitions

EXHIBITS

Exhibit A - Form of Control Agreement
Exhibit B - Form of Compliance Certificate
Exhibit C - Form of Assignment and Assumption
Exhibit D - Form of U.S. Tax Compliance Certificate
Exhibit E - Form of Side Letter

MARGIN LOAN AGREEMENT

This MARGIN LOAN AGREEMENT (this “Agreement”) dated as of November 9, 2012, by and between ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND II, a Delaware statutory trust, as the borrower (“Borrower”), and MERRILL LYNCH PROFESSIONAL CLEARING CORP., as the lender (“Lender”).

Borrower has requested that Lender make loans to it, from time to time, in an aggregate principal amount not exceeding the Facility Limit (as hereinafter defined), and Lender is prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement (as hereinafter defined).

In consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms.  As used in this Agreement, capitalized terms shall have the meanings specified below or on Annex I:

“Act” has the meaning specified in Section 7.15.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person:  (a) directly or indirectly controlling, controlled by, or under common control with such Person; (b) beneficially, directly or indirectly, owning or holding ten percent (10%) or more of any class of voting stock or other Equity Interest in such Person; or (c) ten percent (10%) or more of whose voting stock or other Equity Interest is beneficially, directly or indirectly, owned or held by such Person.  For purposes of this definition, (x) “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”)  means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise, other than by investment advisory contracts entered into in the ordinary course of business of Borrower, (y) an “Affiliate” shall not include any Person that would be an “Affiliate” solely by reason of Borrower’s investment in such Person in connection with a Portfolio Investment in the ordinary course of business of Borrower and consistent with Borrower’s Investment Policies, and (z) Lender shall not be deemed to be an “Affiliate” of Borrower. For the avoidance of doubt, (i) Investment Adviser is an “Affiliate” of Borrower, and (ii) each BofAML Entity (other than Lender) is an “Affiliate” of Lender to the extent Lender remains a BofAML Entity.

“Agreement” has the meaning specified in the preamble hereto.

“AMPS” means the following auction market preferred securities issued by Borrower:

CUSIP Number	Series
007639-305	Series T7
007639-206	Series W7

“Asset Coverage” means the ratio, expressed as a percentage, of (a) the value of the total assets of Borrower, less all liabilities and indebtedness of Borrower not represented by Senior Securities (all as determined pursuant to the Investment Company Act), to (b) the aggregate amount of Senior Securities representing indebtedness of Borrower, within the meaning of Section 18(g) of the Investment Company Act.

“Assignee” has the meaning specified in Section 7.06.

“Assignment and Assumption” means an assignment and assumption entered into by Lender and an Assignee, substantially in the form of Exhibit C.

“Base Rate” means: (a) during the Initial Term, (i) with respect to any Advance for which Borrower selects the Fixed Rate, the Fixed Rate determined in accordance with the definition of “Fixed Rate”, and (ii) with respect to any other Advance during such period, LIBOR plus the Spread; and (b) after the Initial Term, with respect to any Advance, LIBOR plus the Spread. To the extent any Advance bears interest based on LIBOR, if LIBOR (based on clauses (a) and (b) of the definition of “LIBOR”) is for any reason unavailable, then “Base Rate” shall mean Federal Funds Rate plus 0.50% plus the Spread.

“BofAML Entities” means Lender, Bank of America, N.A. (including any and all branches) and any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the foregoing entities, either collectively or individually, as the context requires (including any such entities that qualify under this definition after the date hereof).

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Request” means a request by Borrower for an Advance in accordance with Section 2.03.

“Breakage Cost” means, with respect to any prepayment or payment of the Advance, as of any Business Day, the aggregate amount obtained by the daily application of the Breakage Rate to the aggregate amount of the Advances bearing the Fixed Rate that are being prepaid or repaid, on a 360 day per year basis, for the actual number of days during the period commencing on (and including) such Business Day and ending on (but excluding) the fifth anniversary of the Funding Date.

“Breakage Rate” mean, as of any Business Day, with respect to any Advance bearing Fixed Rate, the rate obtained by taking the difference of (a) the applicable Fixed Rate minus (b) a rate equal to the fixed rate (as determined by Lender, acting in good faith and a commercially reasonable manner) that would be payable by Lender on a hypothetical fixed-floating interest rate swap to be entered into with a trade date on the relevant prepayment date, a notional amount equal to the aggregate amount of the Advances being prepaid, and a floating rate of one month LIBOR plus 87.4 bps, Actual/360, with monthly resets and payment dates.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state, province or country where Lender’s office is located and, if such day relates to any Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement (or, with respect to an Assignee that is not a BofAML Entity, after such date on which such Assignee becomes a Lender by assignment pursuant to Section 7.06), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Management” shall be deemed to have occurred if Advent Capital Management, LLC ceases to be the Qualified Investment Adviser of Borrower.

“Claymore” means Claymore Advisors, LLC, a Delaware limited liability company.

“Closing Date” means the earliest date on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with Section 7.01 of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” has the meaning specified in the Customer Account Agreement.

“Collateral Account” means the account No. 250736 of Borrower styled as “Merrill Lynch Professional Clearing Corp., as pledgee of Advent Claymore Convertible Securities and Income Fund II” established and maintained by Custodian, including any subaccount or substitute, successor or replacement account.

“Collateral Requirement” means, at any time, that all steps shall have been taken as required under applicable Law or otherwise reasonably requested by Lender to ensure that the Facility Documents create a valid, first priority, perfected Lien on all the Collateral (subject only to Permitted Encumbrances).

“Compliance Certificate” means a compliance certificate in the form of Exhibit B, containing the information required therein, and signed by a Responsible Officer of Borrower.

“Confidential Information” means all information received by Lender in connection with the Facility Documents from Borrower, Investment Adviser, or any Affiliate thereof, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower, Investment Adviser, or any Affiliate thereof. Any Person required to maintain the confidentiality of Confidential Information as provided in this Agreement shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

“Contract” means this Agreement as well as any documents or agreements as to which Borrower and any BofAML Entity are a party, have any obligations or hold any rights, and any schedules, annexes, supplements, exhibits or confirmations in relation thereto.

“Control Agreement” means that certain Account Control Agreement by and among Borrower, Lender, and Custodian in the form of Exhibit A.

“Custodian” means The Bank of New York Mellon, or any successor entity, acting in its capacity as custodian.

“Custody Agreement” means that certain Custody Agreement dated as of May 2, 2003 between Borrower and Custodian.

“Customer Account Agreement” means that certain Customer Account Agreement dated the date hereof by and between Borrower and Merrill Lynch Professional Clearing Corp.

“Debt” of any Person means (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments, (c) net obligations of such Person under any Swap Contract, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created), (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), if such indebtedness shall have been assumed by such Person or is not non-recourse, (f) capital leases and synthetic lease obligations, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at its involuntary liquidation preference plus accrued and unpaid dividends, (h) any other obligation of such Person that would constitute indebtedness evidenced by Senior Securities under the Investment Company Act, and (i) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person (it being understood any portion of such Debt expressly non-recourse to such person by result of pro rata obligations of a third-party is excluded).  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof in accordance with GAAP as of such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollars” and “$” mean the lawful money of the United States.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in)

such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, or whether such shares, warrants, options, rights or other interests are outstanding on the relevant date of determination.

“Event of Default” has the meaning specified in Section 6.01.

“Excess Amount” means the amount by which the Total Accrued Loan Amount exceeds the Facility Limit.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to any payments made to Lender, any Assignee, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its lending office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located; (c) any Taxes attributable to such Person's failure to comply with Section 2.12(e)(i)); (d) in the case of any Non-U.S. Person that is an Assignee, any United States withholding tax that (i) is required to be imposed on amounts payable to such Non-U.S. Person pursuant to the Laws in force at the time such Non-U.S. Person becomes a party hereto (or designates a new lending office) or (ii) is attributable to such Non-U.S. Person’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(e)(ii), except to the extent that such Non-U.S. Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.12; and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Documents” means, collectively, this Agreement, the Side Letter, the Control Agreement, the Custody Agreement, the Customer Account Agreement, and each Compliance Certificate.

“Facility Limit” means $100,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published on such next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A., on such day on such transactions as determined by Lender.

“Fixed Rate” means, with respect to any Advance bearing the Fixed Rate, to the extent available, the rate per annum equal to the fixed rate payable by Lender on a fixed-floating interest rate swap to be entered into by Lender with a trade date on the date of the making of such Advance, a notional amount equal to such Advance and a floating rate of one month LIBOR plus 87.4 bps, Actual/360, five year tenor (or such shorter tenor based on the remaining period of the Initial Term), with monthly resets and payment dates.

“Force Majeure” means, a condition resulting from acts of war, terrorism, fires, floods, acts of God, material power failures or damage or destruction of any network facilities or servers.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” means the date of the initial Advance made pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof; provided that the term “Guarantee” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 7.04(b).

“Initial Term” has the meaning specified in Section 2.02(a).

“Interest Payment Date” means (a) the first Business Day of each calendar month, commencing on the first such date to occur after the Funding Date, and (b) the Maturity Date.

“Interest Period” means, with respect to any Advance bearing interest based on LIBOR, (a) the period commencing on the date of such Advance and ending on the last day of the calendar month in which such Advance is made, and (b) each calendar month thereafter; provided that if any Interest Period would extend beyond the Maturity Date, then such Interest Period shall instead end on the Maturity Date.

“Investment Adviser” means Advent Capital Management, LLC, a Delaware limited liability company.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investment Policies” means the investment objectives, policies, and restrictions of Borrower as in effect as of the Closing Date as described in Borrower’s Organization Documents and Offering Documents.

“Judgment Currency” has the meaning specified in Section 7.14.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, authorizations and permits of, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto, and shall include any permitted assignee of Lender, and its permitted assigns.

“LIBOR” means, with respect to each Interest Period, (a) the rate for deposits in Dollars for a period of one (1) month as appearing on British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m., London time, on the first Business Day of such Interest Period, for Dollar deposits (for delivery on the first Business Day of such Interest Period) with a term equivalent to one (1) month; or (b) if such rate is not available at such time for any reason, then the “LIBOR” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which deposits in Dollars for delivery on the first Business Day of such Interest Period in same day funds in the approximate amount of the Advances then outstanding and with a term equivalent to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on the first Business Day of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Collateral” means the Collateral Account and all assets held therein or credited thereto, including all proceeds thereof.

“Margin Deficiency” has the meaning specified in Annex I.

“Margin Deficiency Notice” has the meaning specified in Section 2.10(c).

“Material Adverse Effect” means a material adverse effect on (a) the ability of Borrower to perform any of its payment or other material obligations under any Facility Document, (b) the legality, validity or enforceability of any material provision of this Agreement or any other Facility Document, (c) the business or financial condition or assets of Borrower or Investment Adviser, as applicable, or (d) the priority or the enforceability of Lender’s security interest in the Collateral securing the Obligations, in each case of clauses (a), (b), (c), and (d), the determination of the actual or prospective occurrence of such event shall be as determined by Lender in its commercially reasonable discretion.

“Maturity Date” means the earlier of: (a) the date on which the Facility is terminated pursuant to Section 2.02; and (b) the date on which Lender’s commitment to make the Advances otherwise terminates pursuant to Section 6.01.

“Maximum Lawful Rate” has the meaning specified in Section 2.08(b).

“NAV” means, as of any date of determination, the net asset value of Borrower as determined in accordance with Borrower’s Organization Documents, Offering Documents and applicable Law.

“Non-U.S. Person” has the meaning specified in Section 2.12(e)(ii).

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants and duties of, Borrower arising at any time and from time to time, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, under any Facility Document or any other Contract, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate of Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offering Documents” means, for any Person, such Person’s private placement memorandum, prospectus, or other similar offering documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Facility Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Facility Document.

“Permitted Encumbrances” means (a) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings, which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in conformity with GAAP have been set aside for the payment thereof; (b) all liens, encumbrances, claims and rights of setoff that Custodian may have now or hereafter acquire pursuant to the Custody Agreement against the

Collateral Account or any financial asset carried in the Collateral Account or any free credit balance (including cash) in the Collateral Account at the priority level permitted by the Control Agreement; (c) judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(k); and (d) Liens created in favor of the BofAML Entities under the Facility Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, company, partnership, Governmental Authority or other entity.

“Portfolio Investment” means an investment made by Borrower in the ordinary course of business and consistent with Borrower’s Investment Policies in a Person that is accounted for under GAAP as a portfolio investment of Borrower.

“Qualified Investment Adviser” means an “investment adviser” as defined in the Investment Company Act.

“Register" has the meaning specified in Section 7.06(b).

“Regulation T” means Regulation T issued by the FRB.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Regulatory Event” means (a) any material investigation made by any Governmental Authority for a material violation or breach of Law (including, without limitation, the Investment Company Act) by Borrower or Investment Adviser that, in the reasonable judgment of Lender, could reasonably be expected to result in a Material Adverse Effect; provided that if such investigation is both (i) specific to the Borrower or Investment Advisor, and (ii) for the material violation or breach of any Law relating to any anti-fraud provisions or any fiduciary duty provisions of any state or Federal securities laws in the United States by Borrower or Investment Advisor, then such investigation shall be deemed to be a Regulatory Event, or (b) the revocation, suspension or termination of any license, permit or approval held by Borrower that, in the reasonable judgment of Lender, is necessary for the conduct of Borrower’s business.

“Related Party” means, with respect to any Person, each of such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Repurchase Agreement” means the Master Repurchase Agreement entered into by Bank of America, N.A. (“BANA”) and Borrower on or about the date hereof.

“Responsible Officer” means, as to any Person, its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act, the Investment Company Act or the Exchange Act.

“Securities Act” means the Securities Act of 1933.

“Senior Security” shall have the meaning afforded it in Section 18(g) of the Investment Company Act, as interpreted by the SEC and its staff.

“Set-off Party” has the meaning specified in Section 7.13.

“Side Letter” means the certificate in substantially the form of Exhibit E delivered by Borrower on or about the Funding Date and acknowledged by Lender.

“Spread” means 0.874% (87.4 basis points) per annum.

“Stated Rate” has the meaning specified in Section 2.08(b).

“Subject Transactions” means, collectively, the transactions contemplated to occur under this Agreement with respect to the Advances and the Collateral.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, total return swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts (solely in connection with the definition of Debt, as applicable to Section 6.01(i)), or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of  Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Third Party Financing” has the meaning specified in Section 2.10(c).

“Threshold Amount” means at any date of determination, three percent (3%) of Borrower’s then current NAV.

“Total Accrued Loan Amount” means, at any time, the sum of (a) the aggregate outstanding principal amount of all Advances, plus (b) all accrued and unpaid interest in respect thereof then due and payable.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” has the meaning specified in Section 2.12(e)(i).

Section 1.02  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, in a manner consistent with that used in preparing the annual financial statements of the applicable Person, except as otherwise specifically prescribed herein.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and Borrower shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04  Principles of Construction.

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) except to the extent Lender’s consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.

(d)           To the extent of any conflict or inconsistency between the terms hereof and the terms of the Customer Account Agreement, the terms hereof shall prevail with respect to the Subject Transactions. For the avoidance of doubt, the Obligations are part of the “Obligations” as defined in the Customer Account Agreement and are secured by the first priority Lien on the Collateral.

(e)           Lender is registered as a broker-dealer with the SEC.  Accordingly, Lender is subject to the provisions of the Exchange Act, as well as the rules and regulations promulgated thereunder by the SEC and any other applicable rules and regulations, including Regulation T and New York Stock Exchange Rule 431 (including FINRA Rule 2520, “Rule 431”).  Lender will, subject to the terms hereof, maintain and finance Eligible Collateral (as defined in Annex I) in accordance with this Agreement and the other Facility Documents but at no time will that financing exceed the amount permitted by the Exchange Act, Regulation T, Rule 431 or any other applicable Law.

(f)           Notwithstanding anything to the contrary in the Customer Account Agreement, Lender only has the obligation to make advances in connection with the Eligible Collateral. Lender shall not be under any obligation to make any advances or financings to Borrower other than the Advances contemplated hereunder.

(g)           Nothing in this Agreement shall amend or vary Lender’s rights or limit Lender’s right to disaffirm any position in accordance with applicable Law or the applicable market practices.

(h)           All valuations and calculations herein or under any other Facility Document shall be in Dollars.

ARTICLE II.
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01  The Advances.

(a)           Lender agrees, on the terms and conditions set forth herein, to make loans in Dollars to Borrower (each such loan, an “Advance”), from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed, at any time outstanding, the Facility Limit; provided, however, that Lender shall not be obligated to make an Advance following the occurrence of a Default; provided further, that the aggregate amount of all Advances outstanding hereunder, at any time, shall not exceed the lesser of (i) an amount that would result in a Margin Deficiency, and (ii) the maximum amount permitted to be borrowed under applicable Law, including without limitation Rule 431, Regulation T, U or X.

(b)           Borrower shall indemnify Lender against any cost or expense reasonably incurred by any BofAML Entity as a result of any failure by Borrower to borrow any Advance, in the case of the initial Advance, on the Funding Date, and in the case of any other Advance, as of the date specified in the Borrowing Request (including, without limitation, as a result of Borrower’s failure to fulfill, the applicable conditions set forth in Article III) and the liquidation or re-employment of deposits or other funds acquired by Lender to fund any Advance to be made by Lender as part of such borrowing.  A certificate of Lender as to the amount of such costs and expenses, submitted to Borrower by Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive as to the amount of such costs and expenses, absent manifest error. The obligation of Borrower in this Subsection shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 2.02  Term and Termination of Facility.

(a)           Term of Facility.  The initial term of this Agreement shall commence on the Closing Date and shall continue until the date that is the fifth (5th) anniversary of the Funding Date (the “Initial Term”), unless terminated earlier in accordance with the terms of this Agreement.  Upon expiration of the Initial Term, the Facility and Lender’s commitment to make Advances shall continue for successive 270-day periods until terminated by Borrower or Lender pursuant to Subsection (b) or (c) below, unless terminated earlier under Section 6.01.

(b)           Termination by Borrower.  Borrower shall have the right upon at least three (3) Business Days’ prior written notice to Lender or upon notice period as mutually agreed to by Lender and Borrower, to permanently terminate the Facility or reduce the Facility Limit, in whole or in part, so long as on the effective date of such termination or reduction, any portion of the outstanding principal amount of all Advances in excess of the Facility Limit after giving effect to such termination or reduction, all accrued but unpaid interest thereon, and all fees, expenses and any other amounts (including the applicable Breakage Costs) then due and payable hereunder or under any other Facility Document with respect to the terminated or reduced Facility are paid in full; provided that each partial reduction of the Facility Limit shall be in an amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(c)           Termination by Lender.  Lender shall have the right upon at least 270 days’ prior written notice to Borrower (which notice may be delivered at any time), or upon such shorter notice period as mutually agreed to by Lender and Borrower, to permanently terminate the Facility or reduce the Facility Limit; provided, however that with respect to any such notice delivered during the Initial Term, the effective date for the termination or reduction set forth in such notice shall not be earlier than the first Business Day following the last Business Day of the Initial Term. On the effective date of such termination or reduction, the outstanding principal amount of all Advances, all accrued but unpaid interest thereon, and all fees, expenses and any other amounts due hereunder or under any other Facility Document (in each case, with respect to such termination), or any of the foregoing in excess of the Facility Limit, as reduced, shall become due and payable.

(d)           Effect of Termination. Once terminated, the Facility may not be reinstated and shall cease to have further effect, except with respect to the provisions of this Agreement that by their express terms, will survive the termination of the Facility.

Section 2.03  Request for Advances.  To request an Advance, Borrower shall notify Lender of such request, not later than 5:00 p.m., New York City time, two (2) Business Days prior to the date of the proposed Advance, by a written Borrowing Request in a form reasonably approved by Lender and signed by Borrower.  Each such written Borrowing Request shall specify the following information, (i) the aggregate amount of the requested Advance; (ii) the date of such Advance, which shall be a Business Day; (iii) the interest rate option (i.e., LIBOR or Fixed Rate) selected for such Advance; and (iv) the location and number of Borrower’s account to which funds are to be disbursed. Unless otherwise agreed to by Lender, any Advance made on the Funding Date shall bear interest based on the Fixed Rate.

Section 2.04  Funding of Advances.  Lender shall make each Advance to be made by it hereunder on the proposed date thereof by 1:00 p.m., New York City time, to the account of Borrower maintained with Lender in New York City and designated by Borrower in the applicable Borrowing Request.

Section 2.05  Repayment of Advances.  Borrower shall repay to Lender in full the principal amount of each Advance, and each Advance shall mature, on the Maturity Date.

Section 2.06  Interest.

(a)           Ordinary Interest.  Borrower shall pay interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the Base Rate, payable monthly in arrears on each Interest Payment Date.  The total amount of interest due on each Interest Payment Date shall be computed by Lender on the last Business Day immediately preceding such Interest Payment Date.  The Base Rate shall be computed by Lender based on a year of 360 days and actual days elapsed in the period for which interest is payable.  The Base Rate with respect to LIBOR for an Advance made on any day other than the first day of an Interest Period shall be determined on LIBOR as of the first day of the Interest Period in which such Advance is made. Once Borrower selects Fixed Rate or LIBOR for an Advance to be made, such Advance shall, subject to clause (b) below, bear interest based on such Fixed Rate or LIBOR until repaid in full.

(b)           Default Interest.  Notwithstanding the foregoing, if an Event of Default shall have occurred, Borrower shall pay upon written demand (and in any event in arrears on the date such amount shall be due and payable hereunder) interest on:

(i)           the unpaid principal amount of each Advance, at a rate per annum equal at all times to two percent (2%) above the Base Rate; and

(ii)           the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal at all times to two percent (2%) above the Base Rate.

Section 2.07  Fees.

(a)           Borrower shall pay Lender a commitment fee on the average daily undrawn portion of the entire Facility Limit for each period commencing on the day immediately following the previous Interest Payment Date (or with respect to the first such payment, for the period commencing on the date of the first Advance) and ending on the current Interest Payment Date. The foregoing commitment fee shall accrue from the date of the first Advance through and including the Maturity Date at a rate equal to 0.25% (25 basis points) per annum, calculated on the basis of the actual days elapsed and a year of 360 days and payable monthly in arrears on each

Interest Payment Date. The foregoing commitment fee shall accrue at all times from the date of the first Advance through and including the Maturity Date, including at any time during which one or more of the conditions in Article III is not met.

(b)           To the extent Borrower prepays or repays any Advance bearing the Fixed Rate prior to the fifth anniversary of the Funding Date solely pursuant to Section 2.02(b), 2.10(a), (b), or (c), or the last paragraph of Section 6.01, Borrower shall pay to Lender, on the date of such prepayment or payment, the applicable Breakage Costs. For the avoidance of doubt, Borrower shall not be required to pay any Breakage Costs in connection with any reduction or termination of the Facility by Lender pursuant to Section 2.02(c).

Section 2.08  Maximum Interest.

(a)           In no event shall the interest charged with respect to any Advance or any other obligations of Borrower hereunder exceed the maximum amount permitted under the Laws of the State of New York or any other applicable jurisdiction.

(b)           Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of Lender (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged, collected, or received by Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the fullest extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c)           In no event shall the total interest charged, collected, or received by Lender exceed the amount which Lender could lawfully have charged, collected, or received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.

(d)           If Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Advances or to other amounts (other than interest) payable hereunder, in Lender’s sole discretion, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

Section 2.09  Interest Rate Determinations.  Upon the request of Borrower, Lender shall give notice to Borrower of the applicable interest rates for the purposes of Section 2.06.

Section 2.10  Prepayments of Advances; Withdrawal or Substitution of Collateral.

(a)           Borrower may at any time prepay the outstanding principal amounts of the Advances, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and, to the extent any Advance being prepaid bears interest at the Fixed Rate, the applicable Breakage Costs.

(b)           If there is any Excess Amount at any time, then such Excess Amount shall be immediately due and payable, and Borrower shall prepay the outstanding Advances to Lender in an amount greater than or equal to such Excess Amount within the time period set forth in Subsection (c) below, and, to the extent any Advance being prepaid bears interest at the Fixed Rate, the applicable Breakage Costs.

(c)           If a Margin Deficiency occurs, Lender may notify Borrower of the occurrence of such Margin Deficiency (such notice, a “Margin Deficiency Notice”).  If Lender delivers a Margin Deficiency Notice to Borrower, Borrower shall not later than (i) 5:00 p.m. on the date that is the second Business Day after Lender delivers such Margin Deficiency Notice if such Margin Deficiency Notice is delivered on or before 12:00 noon on a Business Day, or (ii) 12:00 noon on the third succeeding Business Day if such Margin Deficiency Notice is delivered after 12:00 noon on a Business Day or any day that is not a Business Day, either prepay the outstanding Advances or deposit additional Eligible Collateral into the Collateral Account, in each case in an amount necessary to, after giving effect to such payment or deposit, cure such Margin Deficiency. Notwithstanding the foregoing, to the extent Borrower agrees with any other lender, creditor, broker-dealer or repo provider, in any loan, repo transaction, Swap Contract or any other margin financing (“Third Party Financing”), for a shorter or otherwise more restrictive margin call cure period than the margin cure set forth above in this clause (c), the cure time set forth above shall be deemed automatically amended from the effective date of the applicable Third Party Financing to match the cure period in such Third Party Financing that is shorter or more restrictive than the margin cure set forth above, regardless whether Borrower has provided any information regarding such Third Party Financing to Lender as required under Section 5.01(b)(iv).

(d)           Borrower shall be permitted to withdraw or substitute any Collateral from the Collateral Account on any Business Day if all of the following conditions are met:

(i)           Borrower delivers a notice of withdrawal or substitution (in a form mutually agreed to by Lender and Borrower) to Lender on or before 9:00 a.m. (or 10:00 a.m. if the notice is for withdrawal of cash) on the Business Day of the requested date of the withdrawal or substitution;

(ii)           prior to and after giving effect to such withdrawal or substitution, no Default or Event of Default has occurred or would occur;

(iii)           all representations and warranties in the Facility Documents are true and correct as of the date of the requested withdrawal or substitution as if made on such date, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date;

(iv)           prior to and after giving effect to such withdrawal or substitution, there is no Excess Amount;

(v)           prior to and after giving effect to such withdrawal or substitution, no Margin Deficiency exists;

(vi)           prior to and after giving effect to such withdrawal or substitution, the Asset Coverage is greater than or equal to 200%; and

(vii)           the withdrawal or substitution of such amount of Collateral shall not violate any Law, including Rule 431, Regulation T, U, or X, as applicable.

Any withdrawal or substitution of Collateral shall require the delivery of a consent for such transaction from Lender to Custodian.  To the extent Borrower is permitted to withdraw or substitute Collateral pursuant to this Section 2.10(d), Lender agrees to promptly deliver the required consent to Custodian. Further, Lender may withdraw and transfer Collateral from the Collateral Account in accordance with Section 2(E) of the Customer Account Agreement, whether or not an Event of Default exists and without the consent of Borrower.

Section 2.11  Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law (including, without limitation, changes in reserve, special deposit, insurance charge, capital or other similar requirements, any tax, or imposition of any other costs or conditions) shall result in an increase in the cost to Lender or to reduce the amount of any sum received or receivable by Lender hereunder whether of principal, interest or any other amount (but excluding such costs or amounts attributable to Indemnified Taxes or Other Taxes covered by Section 2.12 or to the imposition of, or any change in the rate of, any Excluded Tax payable by Lender), then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered. A certificate of Lender setting forth the amounts necessary to compensate Lender or its holding company shall be conclusive absent manifest error.  Borrower shall pay Lender such amounts within ten (10) days after receipt thereof.

(b)           Reserves on LIBOR Based Advances.  Borrower shall pay to Lender, as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Advance equal to the actual costs of such reserves allocated to such Advance by Lender (as determined by Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided Borrower shall have received at least forty-five (45) days’ prior written notice of such additional interest from Lender.  If Lender fails to give notice forty-five (45) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable on the immediately following Interest Payment Date that is at least forty-five (45) days from receipt of such notice.

(c)           Survival. All of Borrower’s obligations under this Section 2.11 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.12  Tax.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder or under any other Facility Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.12) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           Payment of Other Taxes by Borrower. Without limiting the provisions of Subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by Borrower.  Borrower shall indemnify Lender for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) paid by Lender for the account of Borrower, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrower shall make such payment within forty-five (45) days after demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           Tax Documentation.

(i)           Lender and any Assignee that is a United States Person, as defined in section 7701(a)(30) of the Code (a “U.S. Person”), shall deliver to Borrower duplicate executed originals of U.S. Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to an exemption from U.S. backup withholding tax on payments made under this Agreement and other Facility Documents. Such forms shall be delivered by each such U.S. Person (i) on or before the date it becomes a party to this Agreement, and (ii) from time to time thereafter as reasonably requested by Borrower. Notwithstanding any other provision of this paragraph, neither Lender nor any Assignee shall be required to deliver any form that such Person is not legally able to deliver.

(ii)           Any Assignee that is not a United States Person, as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Person”), shall, to the extent it is legally entitled to do so, deliver to Borrower duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D, properly completed and duly executed by such Non-U.S. Person. Such forms shall be delivered by each Non-U.S. Person (i) on or before the date it becomes a party to this Agreement, and (ii) from time to time thereafter as reasonably requested by Borrower.

(iii)           Lender shall promptly (A) notify Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of Lender, and as may be reasonably necessary to avoid any requirement of applicable Laws of any jurisdiction that Borrower make any withholding or deduction for taxes from amounts payable to Lender.

(f)           Treatment of Certain Refunds.  If Lender determines, in its sole discretion, that it has actually received a refund of any Taxes or Other Taxes as to which it has been indemnified by

Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.12, it shall promptly pay to Borrower an amount equal to such refund plus any interest paid thereon by the relevant Governmental Authority (but only to the extent of the aggregate indemnity payments made, or additional amounts paid, by Borrower under this Section 2.12 on account of the Taxes or Other Taxes giving rise to such refund), reduced by all reasonable out-of-pocket expenses of Lender, as the case may be, and by the amount of any Taxes payable by Lender in connection with its receipt of such refund and interest, provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g)            Survival. All of Borrower’s obligations under this Section 2.12 shall survive termination of the Facility, and repayment of all other Obligations hereunder.

Section 2.13  Illegality.  Notwithstanding any other provision of this Agreement, if Lender shall notify Borrower that any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for Lender to perform its obligations to make Advances hereunder, then, upon written notice thereof by Lender, the obligation of Lender to make the Advances shall be temporarily suspended, until the circumstances giving rise to such determination no longer exist.

Section 2.14  Evidence of Debt.  No promissory note shall be required to evidence the Advances by Lender to Borrower. Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from the Advances made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. The entries maintained in Lender’s accounts shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. Upon the request of Lender, Borrower shall execute and deliver to Lender a note, which shall evidence the Advances in addition to such records.

The provisions of this Section 2.14 constitute a promissory note for the benefit of Lender.  In furtherance of the foregoing, Borrower hereby promises to pay to Lender, in accordance with the provisions of this Agreement, the principal amount of the Advances from time to time made by Lender to Borrower.  In addition, Borrower promises to pay interest on the unpaid principal amount of the Advances made to Borrower, from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in this Agreement.  No other promissory note shall be required to evidence the Obligations.

Section 2.15  Payments and Computations.

(a)           All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Borrower shall make each payment hereunder to Lender not later than 5:00 p.m. on the day when due in Dollars in immediately available funds.  All payments received by Lender after 5:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c)           All payments (including, without limitation, prepayments and any other amounts received hereunder in connection with the exercise of Lender’s rights after the occurrence of an Event of Default)  made by Borrower to Lender under any Facility Document shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by Borrower to Lender under any Facility Document; (ii) to any accrued and unpaid interest and fees due under this Agreement; (iii) to principal payments on the outstanding Advances; and (iv) to the extent of any excess, to the payment of all other Obligations under the Facility Documents.

ARTICLE III.
CONDITIONS OF LENDING

Section 3.01  Conditions Precedent to Initial Advance.  The obligation of Lender to make the initial Advance is subject to the fulfillment, to the satisfaction of Lender, of each of the following conditions precedent on or before the Closing Date:

(a)           Lender shall have received each of the following documents, each dated the Closing Date and in form and substance reasonably satisfactory to Lender:

(i)           duly executed counterpart of this Agreement;

(ii)           any UCC financing statement;

(iii)           duly executed Control Agreement and all documents contemplated thereby;

(iv)           duly executed Customer Account Agreement and all documents contemplated thereby;

(v)           duly executed Custody Agreement;

(vi)           certified copies of (A) the Organization Documents (including any amendments or supplements thereto) of Borrower, (B) resolutions authorizing and approving the execution, delivery and performance by Borrower of this Agreement, the Control Agreement, the Customer Account Agreement and the Advances hereunder, (C) the Investment Management Agreement between Borrower and Investment Adviser, and (D) documents evidencing all other company action, governmental approvals and third-party consents required to effectuate this transaction, if any, with respect to this Agreement, and any other Facility Document;

(vii)           certificates of Borrower and Investment Adviser certifying the names and true signatures of the Responsible Officers of Borrower and Investment Adviser authorized to sign this Agreement, any other Facility Documents, or any other document to be delivered hereunder or thereunder;

(viii)           copies of the Organization Documents (including any amendments or supplements thereto, but excluding the operating agreement or the equivalent) of

Investment Adviser certified as of a recent date not more than thirty (30) days prior to the Closing Date;

(ix)           certificates evidencing the good standing of Borrower and Investment Adviser in its jurisdiction of formation and each other material jurisdiction where it is qualified to do business dated a date not earlier than ten (10) Business Days prior to the Closing Date as to the good standing of Borrower and Investment Adviser;

(x)           an opinion of counsel to Borrower in form and substance reasonably satisfactory to Lender; and

(xi)           the results of Lien searches on Borrower in Delaware, obtained by and reasonably satisfactory to Lender.

(b)           evidence reasonably satisfactory to Lender that the Collateral Account has been established;

(c)           evidence reasonably satisfactory to Lender that Borrower has offered to purchase 100% of its outstanding AMPS either by tender or redemption;

(d)           evidence reasonably satisfactory to Lender that Borrower or any of its Affiliates has made the public disclosure regarding the tender or redemption of the AMPS and such public disclosure contains a statement acceptable to Lender detailing (i) the use of the proceeds of this Facility to satisfy, in whole or in part, the purchase price or redemption of the AMPS, (ii) any BofAML Entity’s potential ownership of the AMPS (which it may or may not deliver into the offer to purchase by tender financed with the proceeds of this Facility), and (iii) any other material relationship or related party transaction that Borrower may have with any BofAML Entity; and

(e)           all fees required to be paid on or before the Closing Date shall have been paid by Borrower.

Section 3.02  Conditions Precedent to Each Advance.  The obligation of Lender to make each Advance (including the initial Advance) shall be subject to the following conditions precedent:

(a)           the Funding Date shall occur no later than December 31, 2012;

(b)           to the extent Borrower selects Fixed Rate for a proposed Advance, Borrower shall have notified Lender of its selection in writing at least three (3) days prior to the date of the proposed borrowing;

(c)           each of the representations and warranties contained in Article IV shall be true and correct, in all material respects (except to the extent that any representation and warranty that is qualified by materiality or Material Adverse Effect, then such representation and warranty shall be true and correct in all respects), on the Closing Date and as of the date of such Advance as if made on such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(d)           no event shall have occurred, or would result from such Advance or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default;

(e)           Borrower shall not have provided notice of termination of the Facility;

(f)           prior to and after giving effect to such Advance, there is no Excess Amount;

(g)           prior to and after giving effect to such Advance, the Asset Coverage is greater than or equal to 300%;

(h)           prior to and after giving effect to such Advance, no Margin Deficiency exists; and

(i)           the absence of any action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Each borrowing shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 3.01 (solely for the initial Advance) and Section 3.02, as applicable, have been satisfied on and as of the date of the making of an Advance.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of Borrower.  Borrower represents and warrants to Lender that:

(a)           Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it is required to be licensed and where, in each case, failure to so qualify and be in good standing could result in a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its material properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by Borrower of this Agreement and the other Facility Documents (when delivered) and the grant of the security interest contemplated hereby with respect to the Collateral are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene Borrower’s Organization Documents, (ii) contravene any material contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its material properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any Collateral other than Liens in favor of Lender in connection with the Facility Documents or (iv) violate any Law (including, but not limited to, the Securities Act, the Exchange Act, and the Investment Company Act and the regulations thereunder) or writ, judgment, or injunction.

(c)           Except for any filings specifically provided for in the Facility Documents, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of any Facility Document or (ii) the legality, validity, binding effect or enforceability of any Facility Document.

(d)           Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)           This Agreement and the other Facility Documents are legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms in all respects.

(f)           No Default or Event of Default has occurred and is continuing.

(g)           There are no actions, suits, proceedings, claims or disputes pending at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or against any of its properties or revenues that are reasonably likely to have a Material Adverse Effect.

(h)           Borrower is a “diversified” “closed-end” “management investment company” and is subject to regulation under the Investment Company Act.  Borrower has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Code.  The business and other activities of Borrower, including but not limited to, the making of the Advances by Lender, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by the Facility Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the SEC thereunder.

(i)           Borrower has made all material filings with the SEC and any other Governmental Authority, as required by applicable Law.

(j)           (i) The Facility Documents, including the Advances and the withdrawal and substitution rights of Borrower, do not contemplate any actions that would violate Rule 431, Regulation T, U, or X, as applicable and (ii) Borrower has not taken any actions under the Facility Documents or used the proceeds of the Advances in a manner that could result in a violation of Rule 431, Regulation T, U or X, as applicable.

(k)           Borrower has filed all federal income tax returns which are required to be filed by it and has paid all material taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for taxes contested in good faith through proceedings diligently pursued and as to which adequate reserves have been provided in accordance with GAAP. Borrower has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Borrower and is not aware of any circumstances that would cause the taxable years or other taxable periods of Borrower not to be subject to the normally applicable statute of limitations.

(l)           No event that is substantially likely to result in a Material Adverse Effect on the Collateral or the Collateral Requirement has occurred.

(m)           All written information (i) provided with respect to Borrower or Investment Adviser or by or on behalf of such Persons to Lender in connection with the negotiation, execution and delivery of this Agreement and the other Facility Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Borrower provided to Lender, or (ii) provided or to be provided by or on behalf of Borrower in any Offering Document of Borrower was or will be, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made, provided, however, that with respect to projections and pro forma financial information contained in the referenced materials above, Borrower and Investment Adviser represent only that the same were prepared in good faith based upon estimates and assumptions believed by management of Borrower and Investment Adviser to be reasonable at the time being made, it being recognized by Lender that such financial information as it relates to the future is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(n)           All material licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.  There are no restrictions or requirements which limit Borrower’s ability to lawfully conduct its business or perform its obligations under this Agreement or any other Facility Document and where in each case, failure to conduct its business and perform its obligations could reasonably be expected to result in a Material Adverse Effect.

(o)           On the Closing Date, the Investment Policies are fully and accurately described in all material respects in Borrower’s Offering Documents, as supplemented by any annual report included within Form N-CSR filed with the SEC.

(p)           Claymore does not, and is not authorized by Borrower to, (i) manage, directly or indirectly, Borrower’s portfolio or the investment or reinvestment of Borrower’s assets, (ii) purchase or sell securities or other assets for Borrower, or (iii) give any instruction related to any of the foregoing to Custodian.

ARTICLE V.
COVENANTS OF BORROWER

Section 5.01  Affirmative Covenants.  On and after the Closing Date and so long as Lender has a commitment to make an Advance or any Obligations have not been paid in full, Borrower will observe the following covenants:

(a)           Existence.

(i)           Borrower shall preserve and maintain its existence.

(ii)           Borrower shall maintain in full force and effect its registration as a diversified, closed-end management investment company under the Investment Company Act.

(iii)           Borrower shall preserve, renew and keep in full force and effect its rights, privileges and franchises necessary in the normal conduct of its business except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)           Reporting Requirements. Borrower will furnish to Lender or cause to be furnished to Lender:

(i)           as soon as available, but in any event on the first Business Day of each calendar month, Borrower’s NAV as of the end of the immediately preceding calendar month;

(ii)           as soon as available, but in any event no later than thirty (30) days following the end of each calendar month, a Compliance Certificate with respect to the immediately preceding calendar month;

(iii)           as soon as possible and in any event within two (2) Business Days after Borrower obtains actual knowledge of the occurrence of (A) any Event of Default or Default or (B) any actual or threatened litigation or other event which, if adversely determined against Borrower, could reasonably be likely to result in a Material Adverse Effect, a statement of a Responsible Officer of Borrower setting forth the details thereof and the action which Borrower has taken and proposes to take with respect thereto;

(iv)           as soon as possible and in any event within two (2) Business Days after the consummation of any Third Party Financing which includes a shorter or otherwise more restrictive margin call cure period than the cure period set forth in Section 2.10(c), a written notice to Lender describing the new cure period in such Third Party Financing; and

(v)           promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.

(c)           Use of Proceeds.  Borrower will use the proceeds of the Advances solely to (i) first tender or redeem issued and outstanding AMPS and (ii) then purchase or otherwise acquire investments, in each case, consistent with its Investment Policies.

(d)           Payment of Obligations.  Borrower shall pay and discharge as the same shall become due and payable, all its material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(e)           Inspection Rights.  Borrower shall, at any reasonable time during normal business hours and upon reasonable prior notice, from time to time, permit Lender or any agent or representative thereof (in each case, subject to Section 7.11) to (i) visit and inspect the properties of Borrower and discuss the affairs, finances, assets and accounts of Borrower with any of the officers and directors of Borrower and (ii) discuss the affairs, finances, assets and accounts of Borrower with its independent certified public accountants in the presence of its officers or directors and to examine and make copies of and abstracts from their records and books of account, all at the expense of Borrower; provided, the number of visits is not to exceed three (3) per fiscal year so long as no Event of Default has occurred; provided, further however, that during the existence of an Event of Default, Lender or any agent or representative thereof may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

(f)           Keeping of Books.  Borrower shall keep proper books of record and accounts as are necessary to prepare financial statements in accordance with GAAP.

(g)           Compliance with Investment Company Act.

 Borrower shall comply with all material requirements of the Investment Company Act, including Section 18(a) thereof.

(h)           Compliance with Other Laws.  Borrower shall comply with the requirements of all other Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(i)           Compliance with Organization Documents and Offering Documents. Borrower and Investment Adviser shall comply with all of the material provisions of its Organization Documents, Investment Policies, and Offering Documents.

(j)           Further Assurances.  Borrower agrees that upon the request of Lender, it shall execute and/or deliver additional agreements, documents and instruments, and take such further actions as required under any applicable Law or that Lender may reasonably request (i) to assure Lender is perfected with a first priority Lien on the Collateral or (ii) to carry out the material provisions of the Facility Documents. Simultaneously with the initial Advance, Borrower shall deliver the completed and duly executed Side Letter to Lender.

Section 5.02  Negative Covenants.  On and after the Closing Date and for so long as Lender has a commitment to make an Advance or any Obligations have not been paid in full, Borrower will observe the following covenants:

(a)           Senior Security.  Borrower shall not have outstanding more than one class of Senior Security representing indebtedness, within the meaning of Section 18(c) of the Investment Company Act.

(b)           Liens.  Borrower shall not (i) create, incur, assume or suffer to exist any Lien upon any Collateral, except Permitted Encumbrances, or (ii) post any securities that have not been fully paid for by Borrower in the Collateral Account as Collateral.

(c)           Mergers, Etc.  Without the prior written consent of Lender, not to be unreasonably withheld or delayed, Borrower shall not merge or consolidate with or into another Person, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower, except such consent of Lender shall not be required for a merger or consolidation between any of Borrower, Advent Claymore Convertible Securities and Income Fund or Advent Claymore Enhanced Growth & Income Fund, provided that the surviving entity shall assume Borrower’s obligations under the Facility Documents.

(d)           No Amendment of Investment Policies or Organization Documents.  Borrower shall not consent to any material amendment, supplement or other modification of any of the material terms or provisions of its Investment Policies or Organization Documents relating to (i) valuation of assets or the determination of net asset value, (ii) the use of the Advances hereunder, or (iii) the power to borrow money and pledge assets, in each case to the extent such consent could result in a Material Adverse Effect.

(e)           Transactions with Affiliates.  Borrower shall not enter into any transaction with or make any payment or transfer to any affiliate (as defined in the Investment Company Act) of Borrower that would violate any applicable Law (including the Investment Company Act).

(f)           Compliance with Margin Regulations. Borrower shall not take any action that would result in a violation of Rule 431, Regulation T, U, or X, as applicable.

(g)           No Amendment to Certain Disclosure Statement. Borrower shall not amend its disclosure statement related to clause (i), (ii) or (iii) of Section 3.01(d) without the prior written consent of Lender which shall not be unreasonably withheld.

(h)           Investment Management. Borrower shall not authorize or permit Claymore to, (i) manage, directly or indirectly, Borrower’s portfolio or the investment or reinvestment of Borrower’s assets, (ii) purchase or sell securities or other assets for Borrower, (iii) give any instruction related to any of the foregoing to Custodian, or (iv) terminate the Investment Advisory Agreement among Borrower, Investment Adviser, and Claymore, in each case, unless Claymore and Borrower have executed and delivered to Lender the amendments to the Facility Documents reasonably requested by Lender to reflect such change of investment management of Borrower.

ARTICLE VI.
EVENTS OF DEFAULT

Section 6.01  Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)           Borrower shall fail to pay when due (i) any of the outstanding principal of any Advance; or (ii) within three (3) Business Days thereafter, the amounts required to be prepaid pursuant to Section 2.10(b), accrued interest on any Advance, or other amounts or fees owing pursuant to any of the Facility Documents; or

(b)           Borrower shall fail to perform or observe any term, covenant, or agreement contained in Section 5.01(a), (b)(iii), (c), or (e), or Section 5.02; or

(c)           without obtaining the prior written consent of Lender, Borrower or Investment Adviser submits unilateral instructions to Custodian for a withdrawal of Collateral from the Collateral Account which individually or in the aggregate would result in a withdrawal of Collateral from the Collateral Account in contravention of Section 2.10(d); or

(d)           (i) the Custody Agreement shall have been terminated without the prior written consent of Lender and the Collateral has not been transferred to an account at a successor custodian and subject to a control agreement with Lender, in each case, reasonably acceptable to Lender; or (ii) Custodian (A) transfers or otherwise permits the withdrawal of Collateral in contravention of the terms of the Control Agreement, or (B) fails to comply with any other material provision of the Control Agreement and such failure continues for three (3) Business Days; or

(e)           Borrower shall fail to pay to Custodian, when due, any fees, expenses or charges in an aggregate amount greater than $250,000 under the Custody Agreement and (x) such failure continues for five (5) Business Days or (y) Custodian exercises any remedies against the Collateral; or

(f)           (i) Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Facility Document (in each case, not otherwise specified in this Section 6.01), and such failure remains unremedied for three (3) Business Days (or five (5) Business Days with respect to Section 5.01(b)(ii)), subject to clause (t) below with respect to Section 5.01(b)(i); (ii) there occurs any “Event of Default” (as defined in the Repurchase Agreement) under the Repurchase Agreement as to which Borrower is the defaulting party; or (iii) Borrower shall fail to perform or observe any term, covenant or agreement contained in any other agreement between any BofAML Entity, on the one hand, and

Borrower, on the other hand, to be performed or observed by Borrower, and (x) such failure remains unremedied for fifteen (15) days, or (y) the effect of such failure is to cause the obligations of Borrower thereunder to be accelerated, demanded or to become due, or with respect to any Swap Contract with a BofAML Entity, to cause the occurrence of an “Early Termination Date” thereunder; or

(g)           any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or Investment Adviser herein, in any other Facility Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect (except to the extent that any representation and warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects); or

(h)           any material provision of any Facility Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Borrower, Investment Adviser, Custodian or any other Person contests in any manner the validity or enforceability of any provision of any Facility Document; or Borrower denies that it has any or further liability or obligation under any Facility Document, or purports to revoke, terminate or rescind any provision of any Facility Document; or

(i)           (i) Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under Swap Contracts) and the aggregate outstanding principal amount for or in respect of all such Debts (including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) is more than the Threshold Amount, or (B) fails (unless such failure is cured or waived) to observe or perform any other agreement or condition relating to any such Debt contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any “Event of Default” under such Swap Contract as to which Borrower is the “Defaulting Party” or (B) any “Termination Event” under such Swap Contract as to which Borrower is an “Affected Party” (each italic term as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by Borrower as a result thereof under all such Swap Contracts is greater than the Threshold Amount and such event is not cured or waived; or

(j)           (i) Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (iii) Borrower or Investment Adviser institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or Investment Adviser and the appointment continues undischarged or unstayed for sixty (60) calendar days; (v) any proceeding under any Debtor Relief Law relating to

Borrower or Investment Adviser or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (vi) Borrower shall take any action to authorize any of the actions set forth above in this Section 6.01(j); or

(k)           There is entered against Borrower one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(l)           a Change of Management shall occur; or

(m)           a Regulatory Event shall occur; or

(n)           Lender shall cease to have a first priority perfected Lien in the Collateral, subject only to Permitted Encumbrances; or

(o)           Borrower’s NAV determined as of any date declines by seventy percent (70%) or more as compared to its NAV determined as of the first Business Day of the calendar month in which the Closing Date occurs; or

(p)           any Person that has senior or material day-to-day involvement with the investment activities or management of Borrower or Investment Adviser, or their respective Affiliates, shall have been indicted, with respect to a Governmental Authority in a jurisdiction in the United States, or criminally charged with an offense by any other Governmental Authority that is punishable by deprivation of liberty for a maximum term which shall be greater than one (1) year, for a fraudulent act, a violation of securities or banking laws, or for a willful act related to Borrower, Investment Adviser or their respective businesses; or

(q)           (i) the Asset Coverage is less than 200% at any time after the Closing Date and remains less than 200% for the two (2) immediately succeeding Business Days, provided that the foregoing cure period applies only if Lender is furnished with Borrower’s NAV as of each of the days in which the Asset Coverage is less than 200%; or (ii) on the date of any Advance and after giving effect to such Advance, the Asset Coverage is less than 300%; or

(r)           a Margin Deficiency shall occur and such deficiency is not cured within the cure period set forth in Section 2.10(c); or

(s)           Borrower fails to make any material filing (including, without limitation, Forms N-CSR and N-CSRS) with the Securities and Exchange Commission or any other Governmental Authority, as required by applicable Law, in each case, within the time period prescribed by applicable Law but after giving effect to any extension provided by filing a notification pursuant to Rule 12b-25 under the Exchange Act and any required approval by the applicable Governmental Authority; provided that to the extent such failure is caused by an error or omission of an administrative or operational nature, such failure shall not constitute an Event of Default unless such failure continues for five (5) Business Days; provided further that, (i) the foregoing cure period shall not apply with respect to filings of Forms N-CSR and N-CSRS, and (ii) no such cure period shall apply to the extent two (2) filing failures have already occurred during the then current calendar year.  The parties agree that no Event of Default shall have occurred pursuant to this clause (s) if Borrower’s failure to comply with this clause (s) is the result of a Force Majeure, so long as any material filing is made as soon as practical after such Force Majeure ceases to exist; or

(t)           Borrower fails to furnish to Lender its NAV as required under Section 5.01(b)(i), and such failure continues for two (2) Business Days; provided, however, that no Event of Default shall have occurred pursuant to this clause (t) if Borrower’s failure to comply with this clause (t) is the result of a Force Majeure, so long as its NAV is made publicly available or delivered to Lender as soon as practical after such Force Majeure ceases to exist; or

(u)           Claymore takes any action with respect to Borrower or Investment Adviser that would render any representation in Section 4.01(p) materially incorrect or misleading at any time, regardless whether or not such representation is made or deemed made at such time;

then, and in any such event, Lender may (i) declare the Advances, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon the Advances, all such interest and fees and all such other amounts hereunder and under the Facility Documents shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare the obligation of Lender to make any Advance to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 6.01(j), (x) the Advances, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Facility Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the obligation of Lender to make Advances shall automatically be terminated.  In addition to the foregoing, upon the occurrence of an Event of Default, Lender may, at its option, instruct the Custodian to transfer the whole or any part of the Collateral into the name of Lender or the name of its nominee, notify the obligors on any Collateral to make payment to Lender or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as Lender determines in its sole discretion, and exercise any other rights and remedies under any Facility Document, at law or in equity.  The Obligations are full recourse to Borrower and Borrower will be responsible for any decrease in the value of the Collateral occurring prior to a liquidation.

ARTICLE VII.
MISCELLANEOUS

Section 7.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Facility Document, and no consent to any departure by Borrower therefrom, shall  be effective unless in writing signed by Lender and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02  Notices; Effectiveness; Electronic Communications.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, if to Borrower, to it at its address (or facsimile number) set forth below, and if to Lender, to it at its address (or facsimile number) set forth below. Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by certified or registered mail shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Subsection (b) below, shall be effective as provided in such Subsection (b).

Borrower’s Address for Notices:

c/o Advent Capital Management LLC
1271 Avenue of the Americas
New York,  NY 10020
Attention:  Bob White, CFO
Facsimile No.:  212-480-9655
Telephone No.:  212-482-1600

With copies to:

c/o Advent Capital Management LLC
1271 Avenue of the Americas
New York,  NY 10020
Attention:  General Counsel
Facsimile No.:  212-480-9655
Telephone No.:  212-482-1600

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10029
Attention: Mike Hoffman
Facsimile No.: 917-777-3406
Telephone No.: 212-735-3406
Email Address: Michael.Hoffman@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10029
Attention: Rossie Turman
Facsimile No.: 917-777-2748
Telephone No.: 212-735-2748
Email Address: Rossie.Turman@skadden.com

Lender’s Address for Notices:

Bank of America Merrill Lynch
One Bryant Park, 6th Floor
New York, NY 10036
Attn: Shawn Weston
Telephone No.: 646-743-1214
Email Address: shawn.weston@baml.com

with a copy to:

Office of General Counsel
Bank of America Merrill Lynch
50 Rockefeller Plaza, 12th Floor
New York, NY 10020
Attention: Todd Ransom
Phone No.: (646) 855-4196
Email Address: robert.ransom@bankofamerica.com

(b)           Notices and other communications to Lender or Borrower hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender and Borrower.  Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any oral notices, if any, shall be given in accordance with Section 12 of the Customer Account Agreement.

(d)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other party hereto.

Section 7.03  No Waiver; Securities Contract; AMPS Redemption; Private Loan.

(a)           No Waiver.  No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Facility Document shall operate as a waiver thereof, nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

(b)           Securities Contract.  Borrower and Lender acknowledge that this Agreement and the other Facility Documents are a “securities contract”, “swap agreement”, “forward contract”, or “commodity contract” within the meaning of the Bankruptcy Code of the United States and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder or contemplated hereby or thereby or made, required to be made or contemplated in connection herewith or therewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7), (17) and/or (27) and Sections 546(e), (f), (g) and/or (j) of the Bankruptcy Code of the United States. The parties further acknowledge that this Agreement and the other Facility Documents are a “master netting agreement” within the meaning of the Bankruptcy Code of the United States.

(c)           Redemption of AMPS.  Borrower acknowledges that Lender and any other BofAML Entity may own a portion of the outstanding AMPS and, as such, may participate, in connection with any tender offer or redemption by Borrower, such tender or redemption in accordance with the procedures established by Borrower in the relevant tender or redemption documentation (a “BofAML Redemption”). Borrower acknowledges that (i) the rights or obligations of the applicable BofAML Entity with respect to any BofAML Redemption are independent and unrelated to Lender’s rights or obligations under the Facility Documents, and (ii) the ability of any BofAML Entity to submit a BofAML Redemption shall not be impacted by the Facility Documents.

(d)           Private Loan.  Borrower and Lender acknowledge that this Facility is a privately arranged loan and is not intended to be publicly distributed.

Section 7.04  Costs and Expenses; Indemnification; Damage Waiver.

(a)           Costs and Expenses. Borrower shall pay all reasonable out-of-pocket documented expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of any counsel for Lender and its Affiliates), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Facility Documents, including its rights under this Section 7.04, or (ii) in connection with the Advances made hereunder, including all expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)           Indemnification by Borrower.  Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket documented expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party (other than losses due to lawsuits against an Indemnitee by a BofAML Entity) or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any Indemnitee acting in reliance on any instruction given by Borrower or any Indemnitee failing to follow the unlawful or unreasonable instructions of Borrower, (iv) any joint or other instructions requested or required by Borrower and given to Custodian under the Control Agreement, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party (other than losses due to lawsuits against an Indemnitee by a BofAML Entity) or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Related Party of Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Facility Document, if Borrower or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby.

(d)           Payments.  All amounts due under this Section 7.04 shall be payable not later than forty-five (45) days after demand therefor.

(e)           Survival.  The agreements in this Section 7.04 shall survive the termination of the Facility and the repayment, satisfaction or discharge of all other Obligations.

Section 7.05  Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 7.06  Assignments.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Borrower may not assign its rights and obligations under this Agreement, or any portion thereof, without the prior written consent of Lender (which shall not be unreasonably withheld or delayed), except that, the consent of Lender shall not be required for an assignment pursuant to a merger or consolidation for which Lender’s consent is not required under Section 5.02(c). Lender may assign to any Person (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, but not limited to, all or a portion of any Advance); provided, however, that any such assignment shall be subject to the following conditions:

(a)           The parties to an assignment shall execute the Assignment and Assumption and deliver a copy of such Assignment and Assumption to Borrower. Subject to the delivery of an Assignment and Assumption to Borrower, from and after the effective date specified in such Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assignor Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement. Borrower shall maintain a register for the recordation of the names and addresses of the Assignees and the Advances of, and other obligations owing to, each lender pursuant to the terms hereof from time to time (the “Register”). Borrower, Lender, and the Assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes.

(b)           Any assignment by Lender of rights or obligations under this Agreement that does not comply with this Section 7.06 shall be treated for purposes of this Agreement as a sale by Lender of a participation in such rights and obligations. For the avoidance of doubt, Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person in all or a portion of Lender’s rights and/or obligations under this Agreement owing to it; provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Section 7.07  Governing Law; Submission to Jurisdiction.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.

(b)           Submission to Jurisdiction.  Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Facility Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in Subsection (b) of this Section 7.07.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.02(a).  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.07(e).

Section 7.08  Severability.  In case any provision in this Agreement or any other Facility Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Facility Document, as the case may be, and the validity, legality and enforceability of the remaining provisions of this Agreement or such other Facility Document shall not in any way be affected or impaired thereby.

Section 7.09  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article III, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,”  and “signature” shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.10  Survival of Representations.  All representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 7.11  Confidentiality.

(a)           Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to each of the other BofAML Entities and to Lender’s and each other BofAML Entity’s respective partners, directors, officers, employees, agents, advisers and other representatives who need to know such Confidential Information in relation to the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over Lender (including any self-regulatory authority), (iii) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 7.11, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisers) to any swap or derivative transaction relating to Borrower and its obligations, (vii) with the consent of Borrower or (viii) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 7.11 or (y) becomes available to Lender or any of the other BofAML Entities on a nonconfidential basis from a source other than Borrower.

(b)           Borrower agrees to maintain the confidentiality of the content of Annex I, except that such content may be disclosed (a) to its Related Parties, Investment Adviser and other representatives who need to know such content in relation to the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) with the consent of Lender or (g) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 7.11 or (y) becomes available to Borrower or the Investment Adviser on a nonconfidential basis from a source other than Lender.

(c)           Notwithstanding the foregoing, the parties hereto (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, provided, however, that, other than disclosures permitted in Section 7.11(a) and (b), no party hereto (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

(d)           LENDER ACKNOWLEDGES THAT THE CONFIDENTIAL INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, INVESTMENT ADVISOR AND ANY AFFILIATE THEREOF AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW.

Section 7.12  No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby and in connection with any other Facility Document (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), Borrower acknowledges and agrees that: (a) the facility provided by Lender is arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Lender and the other BofAML

Entities, on the other hand, (b) Borrower has consulted its own legal, accounting, regulatory and tax advisers to the extent it has deemed appropriate, and (c) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents.  Borrower acknowledges that BofAML Entities may be engaged in a broad range of transactions that involve interests that differ from those of Borrower or its Affiliates, and BofAML Entities have no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by applicable Law, Borrower hereby waives and releases any claims that it may have against Lender or the other BofAML Entities with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby or in connection with any other Facility Document.

Section 7.13  Right of Setoff.  Upon the occurrence and during the continuation of an Event of Default, Lender and the other BofAML Entities (each, a “Set-off Party”) are hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other indebtedness at any time held or owing by a Set-off Party (including, but not limited to, by any of their branches and agencies wherever located) to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to the Set-off Party under this Agreement or under any of the other Facility Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not the relevant Set-off Party shall have made any demand hereunder and whether said obligations, liabilities or claims, or any of them, shall be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The parties agree that the Collateral Account is a general and not special account. The rights of each Set-off Party under this Section 7.13 are in addition to other rights and remedies that Lender or the other BofAML Entities may have.  Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.14  Judgment Currency.  If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lender under this Agreement or any other Facility Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award is expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lender’s  receipt of any sum adjudged in the Judgment Currency, Lender may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lender against any deficiency in terms of Dollars in the amounts actually received by Lender following any such purchase (after deduction of any costs of exchange payable in connection with the purchase of, or conversion into, Dollars).  The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Lender, and shall survive the termination of this Agreement the repayment, satisfaction or discharge of all other Obligations.

Section 7.15  USA PATRIOT Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower agrees to promptly provide Lender with all of the information requested by Lender to the extent Lender deems such information reasonably necessary to identify Borrower in accordance with the Act.

Section 7.16  Entire Agreement.  This Agreement and the other Facility Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:
ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND II

By:	/s/ Authorized Signatory
Name:
Title:

[Additional signature pages follow]

Signature Page to Advent (AGC) Loan Agreement

LENDER:
MERRILL LYNCH PROFESSIONAL CLEARING CORP.

By:	/s/ Authorized Signatory
Name:
Title:

Signature Page to Advent (AGC) Loan Agreement